EXHIBIT 11

                    HEALTHSOUTH CORPORATION AND SUBSIDIARIES

                   COMPUTATION OF INCOME PER SHARE (UNAUDITED)

                    (IN THOUSANDS, EXCEPT FOR PER SHARE DATA)

                                                                            THREE MONTHS ENDED      NINE MONTHS ENDED
                                                                               SEPTEMBER 30,           SEPTEMBER 30,
                                                                               -------------           -------------
                                                                            1999        1998       1999         1998
                                                                            ----        ----       ----         ----
Numerator
   Net income (loss)                                                   $  (4,330)   $   5,670   $ 219,582   $ 240,403
                                                                       ---------    ---------   ---------   ---------
   Numerator for basic earnings per share--income available to
      common stockholders                                                 (4,330)       5,670     219,582     240,403
   Effect of dilutive securities:
       Elimination of interest and amortization on 3.25% Convertible
           Subordination Debentures due 2003, less the related
           effect of the provision of income taxes                            --(1)        --(1)       --(1)       --(1)
                                                                       ---------    ---------   ---------   ---------
   Numerator for diluted earnings per share--income available to
       common stockholder after assumed conversion                     $  (4,330)   $   5,670     219,582     240,403
                                                                       =========    =========   =========   =========
Denominator
   Denominator for basic earnings per share--weighted average
       shares                                                            412,874      422,649     415,341     420,957
   Effect of dilutive securities:
       Net effect of dilutive stock options                                5,230       10,385       6,981      12,956
       Restricted shares issued                                              300         --           300
       Assumed conversion of 3.25% Convertible Subordinated
          Debentures due 2003                                                 --(1)        --(1)       --(1)       --(1)
                                                                       ---------    ---------   ---------   ---------
             Dilutive potential common shares                              5,530       10,385       7,281      12,956
                                                                       ---------    ---------   ---------   ---------
   Denominator of diluted earnings per share--adjusted                   418,404      433,034     422,622     433,913
                                                                       =========    =========   =========   =========
Basic earnings (loss) per share                                        $   (0.01)   $    0.01   $    0.53   $    0.57
                                                                       =========    =========   =========   =========
Diluted earnings (loss) per share                                      $   (0.01)   $    0.01   $    0.52   $    0.55
                                                                       =========    =========   =========   =========

(1) The effect of these securities was antidilutive for all periods presented.

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